Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-146406 on Form F-4 of our reports dated January 31, 2007, except for the Notes 24 and 25 as to which the date is May 24, 2007 relating to the consolidated financial statements of Ultrapar Participações S.A. (which express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the inclusion of an additional note to the consolidated financial statements presenting the nature and effect of the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America (U.S. GAAP) as they relate to the Company) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Ultrapar Participações S.A. for the year ended December 31, 2006, included as an Annex in this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu Auditores Independentes

São Paulo, Brazil

December 14, 2007